77C.  Matters Submitted to a Vote of Security Holders

      On September 6, 2005, a Special Meeting of Shareholders was held in order to approve to approve the election of Gurinder S. Ahluwalia as Interested Director and Chairman of the Board and to approve the reorganization of GE Private Asset Management Funds, Inc. from a Maryland corporation into a Delaware statutory Trust, including the liquidation and dissolution of the Funds.

The shareholders approved all proposals submitted to them for a vote. The number of votes cast for and against each proposal was as follows:

PROPOSAL #1:
------------

Approval of Gurinder S. Ahluwalia as Interested Director and Chairman of the Board.

                                  Number of Shares
      ----------------------------------------------------------------
          For                        Withheld                 Abstain
          ---                        --------                 -------
      71,511,666.990              4,647,421.678                      0

PROPOSAL #2:
------------

Approval of the reorganization of GE Private Asset Management Funds, Inc. from a Maryland corporation into a Delaware statutory Trust, including the liquidation and dissolution of the Funds.

                                  Number of Shares
      ----------------------------------------------------------------
          For                         Against               Abstain
          ---                         -------               -------
      68,499,460.560              2,570,638.473          5,088,989.635